UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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EASTGROUP PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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190 East Capitol Street, Suite 400

Jackson, Mississippi 39201

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2015 Annual Meeting of Shareholders of EastGroup Properties, Inc. (the “Company”) will be held on Thursday, May 28, 2015 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. At the Meeting, shareholders will be asked to:

1. Elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2. Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year;

3. Cast an advisory vote on executive compensation; and

4. Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 6, 2015 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

N. KEITH MCKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

DATED: April 17, 2015

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

i

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Shareholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 28, 2015 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to shareholders on or about April  17, 2015.

ABOUT THE 2015 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, shareholders will be asked to elect nine directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year and cast an advisory vote on executive compensation. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote?

All shareholders of record as of the close of business on Monday, April 6, 2015 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 32,280,007 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those shareholders who specifically request a paper copy. On or around April 17, 2015, all shareholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which shareholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will:

•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, Corporate Governance Guidelines, charters of Board committees and reports that we file with the SEC. A copy of our Code of Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting.    If you are a shareholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder.    If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•

Vote online.    You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.    If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm and FOR the approval of our 2014 executive compensation.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and SEC rules, shareholder proposals must have been received by March 30, 2015 to be considered at the Annual Meeting. To date, we have received no shareholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are needed to approve each proposal?

Proposal 1 concerns the election of nine directors of the Company. The votes cast “For” a nominee must exceed the votes cast “Against” the nominee for the nominee to be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. If a nominee fails to receive more “For” votes than votes cast “Against” and is an incumbent director, the nominee is required to tender his resignation to the Corporate Governance and Nominating Committee of the Board of Directors for consideration.

Proposal 2 concerns an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” For the advisory vote to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2016 Annual Meeting?

If a shareholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, the shareholder must submit the proposal in writing to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201 so that the Company receives the proposal by December 19, 2015.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified shareholder intending to introduce a proposal or nominate a director at the 2016 Annual Meeting of Shareholders should give written notice to the Company’s Secretary not later than February 28, 2016 and not earlier than January 29, 2016.

Shareholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our Directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company.

D. Pike Aloian, age 60 — Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Almanac, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian served on the Board of Directors of Brandywine Realty Trust from 1999 to 2012 and was most recently a member of its Audit, Corporate Governance and Executive Committees. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 75 — Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

H. Eric Bolton, Jr., age 58 — Mr. Bolton was appointed a director of the Company in December 2013. He brings extensive business and real estate operating experience to the Board. Mr. Bolton has been Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”) since October 2001 and Chairman of the Board of Directors of MAA since September 2002. He joined MAA in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Prior to that time, he was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton served on the Board of Directors of Interstate Hotels and Resorts, Inc. from 2008 to 2010. He currently serves on the National Association of Real Estate Investment Trusts (NAREIT) Advisory Board of Governors. He received a BBA in Accounting from the University of Memphis and an MBA with a concentration in Finance and Real Estate from the University of North Texas.

Hayden C. Eaves III, age 69 — Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 46 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 79 — Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is a member of the Board of Directors of BRT Realty Trust and Vice-Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the NAREIT Board of Governors as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 69 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as a director since 1993 and was President of the Company from 1993 to March 2015. His leadership experience and Company and industry knowledge, including 40 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of Governors and he serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation. He received a BA degree with honors from Princeton University and an MBA from Stanford University Graduate School of Business.

Mary E. McCormick, age 57 — Ms. McCormick has served on the Board since 2005. Ms. McCormick has extensive experience in real estate, capital markets, and corporate governance and brings that expertise to Board discussions. Since 2010, Ms. McCormick has been a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the $64 billion fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of Xenia Hotels and Resorts, a lodging REIT, since 2015, as a director of Broadstone Net Lease, a private REIT, since 2013, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute and has a Bachelor’s degree and an MBA from The Ohio State University.

David M. Osnos, age 83 — Mr. Osnos has served as a director of the Company since 1993 and his decades of experience as a counselor to real estate interests and broad based legal expertise are important to the Board of Directors. Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has more than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate and real estate transactions. Mr. Osnos serves on the Board of Directors of VSE Corporation. Mr. Osnos was a director of Washington Real Estate Investment Trust until May of 2007. Mr. Osnos received an AB (summa cum laude) from Harvard College and a JD (cum laude) from Harvard Law School.

Leland R. Speed, age 82 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a Director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and an MBA from Harvard Business School.

Independent Directors

Under the NYSE listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Shareholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Shareholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Leadership Structure

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Independent Director who presides over the non-management directors, and strong active independent directors. As Chief Executive Officer, Mr. Hoster is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Speed, Chairman of the Board, provides oversight, direction and leadership to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Seven of the current nine Directors are considered independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Independent Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian, Bolton and Osnos and Ms. McCormick. Mr. Bolton was appointed to the Audit Committee in February 2014. The Audit Committee met five times during the Company’s 2014 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Messrs. Aloian and Bolton and Ms. McCormick have each been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met four times during the Company’s 2014 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met eight times during the Company’s 2014 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms; as such, shareholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under the heading “About the Meeting — How do I submit a proposal for the 2016 Annual Meeting?”.

Board Attendance at Meetings

The Board of Directors held six meetings during the Company’s 2014 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Shareholders. In 2014, the Annual Meeting of Shareholders was attended by all of the directors then in office.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $15,000 and $10,000, respectively. All other committee chairpersons receive an additional annual $7,500 cash retainer and the Lead Independent Director receives an additional annual $10,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the Independent Director Compensation Policy under the Company’s 2013 Equity Incentive Plan, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of shareholders. The annual award consists of shares of the Company’s common stock with a value of $70,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of shareholders will receive a prorated amount of the annual award.

The Independent Director Compensation Policy also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2014, Mr. Speed received cash compensation of $275,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
D. Pike Aloian	$53,500	$70,032	$123,532
H.C. Bailey, Jr.	$50,500	$70,032	$120,532
H. Eric Bolton, Jr.	$45,500	$70,032	$115,532
Hayden C. Eaves III	$62,500	$70,032	$132,532
Fredric H. Gould	$44,500	$70,032	$114,532
Mary E. McCormick	$61,000	$70,032	$131,032
David M. Osnos	$70,500	$70,032	$140,532

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at nine. All nine positions on the Board are to be filled by the vote of the shareholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

The nominees for Director are: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2014 Annual Meeting of Shareholders.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees receiving more “For” votes than votes cast “Against” will be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Proposal 2 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2015. The Board is asking shareholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2014. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2015 fiscal year.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

Proposal 3 — Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2014, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

For the advisory vote on the compensation of our named executive officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 82 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 until 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 69 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as a director since 1993 and was President of the Company from 1993 to March 2015.

Marshall A. Loeb, age 52 — Mr. Loeb is the President and Chief Operating Officer of the Company. He rejoined the Company in March 2015 from Glimcher Realty Trust, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc. Mr. Loeb, who was with EastGroup from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company.

N. Keith McKey, CPA, age 64 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 55 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 53 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 57 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of Prologis (an industrial real estate investment trust).

Brent W. Wood, age 45 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary.    Our compensation programs are designed to link financial and strategic results to executive rewards. The majority of each executive’s pay is tied directly to goal achievement; this pay for performance process ensures that the financial interests of our executives are aligned with those of our shareholders.

Annual Compensation.    The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2014 annual incentive compensation decisions were:

•	Earnings performance. The Company’s funds from operations, or FFO, was $3.47 per share, which was the high end of our guidance to investors of $3.37 to $3.47 per share.

•

Same property net operating income growth.    Our goal was to increase same property net operating income, or NOI, year over year between a target of 1.2% and a high of 1.8% on a GAAP basis. The Company exceeded this goal by increasing same property cash NOI by 3.4% and same property GAAP NOI by 2.3%.

•

Total shareholder return.    The Company’s total shareholder return, or TSR, for 2014 was 13.2% which exceeded the high goal of 13.0% established by the Compensation Committee at the beginning of the performance period.

•

Leasing.    The Company renewed or re-leased 88% of expiring square feet during the year and rental rates on new and renewal leases increased an average of 7.9% for the year. Occupancy at the end of 2014 stood at 96.3% while average occupancy for 2014 was 95.4% compared to a goal of 95.0%.

•	Acquisitions. The Company completed acquisitions of $51.7 million (635,000 square feet) and development land acquisitions of $4.6 million (40.1 acres) for the year.

•

Development.    We started 17 development projects (20 Buildings Totaling 1,543,000 square feet) with a projected total investment of $112 Million in 2014. Our development program consisted of 20 projects (1.8 million square feet) at December 31, 2014 with a projected total investment of $132.5 million.

•	Dividends. We paid annual cash dividends of $2.22 per share during the year.

•

Management of the balance sheet.    The Company accessed the equity market and closed on new debt financing to elongate our debt maturity schedule, reduce our overall average corporate borrowing cost and fund acquisitions and development, while also maintaining satisfactory liquidity and leverage ratios.

•	Management of G&A expenses. The Company’s G&A expense of $12.7 million was in line with our budgeted goal of $12.4 million.

Long-Term Compensation.    The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2014 long-term incentive compensation decisions were (i) TSR for the five year period ended December 31, 2014 compared to three indexes and (ii) an absolute return for a one year period for EastGroup. Listed below are the shareholder returns for the five year period on an annualized basis.

Company/Index	5 Year TSR
EastGroup Properties, Inc.	15.5%
NAREIT Industrial Index	14.0%
NAREIT Equity Index	16.9%
Russell 2000	15.2%

In addition, our TSR for 2014 was 13.2% which exceeded the high goal of 13.0% established by the Compensation Committee at the beginning of the performance period.

General Philosophy.    The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through the use of performance metrics based primarily on growth in funds from operations and total return to shareholders.

Consideration of Most Recent Say on Pay Vote.    At the annual meeting of shareholders on May 29, 2014, 95% of the shares voted were voted in support of the compensation of our Named Officers, as discussed and disclosed in the 2014 proxy statement. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong shareholder support and no significant changes were necessary.

The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Shareholder Communication with the Board” above for information about communicating with the Board.

Also at the annual meeting of shareholders on May 25, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Engagement of Compensation Consultant.    In 2014 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers. The Company paid $45,050 to FPL during 2014 for these services. FPL did not provide any other services to the Compensation Committee, the Company, or any of its affiliates during 2014.

Peer Group Analysis.    The Compensation Committee, with the help of FPL, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. In 2014, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by FPL and used by the Compensation Committee are all public real estate companies and are divided into two groups based on industry sector (asset-based peer group) and equity market capitalization, geographic location and historical performance (SGP peer group). FPL’s compensation review was based on information contained in FPL’s proprietary database, which includes proxy data from fiscal 2013 and other public and non-public sources.

The asset-based peer group was unchanged from 2013 and consists of six public REITs that invest in industrial properties. The following table provides the names and key information for each company in the asset-based peer group as of December 31, 2013 (multi-year TSR performance is annualized):

Name	Headquarters	Number of Employees	Total Capitalization (in millions)	3-Year TSR	5-Year TSR
DCT Industrial Trust Inc.	Denver, CO	136	$3,873	15.5%	12.9%
Duke Realty Corporation	Indianapolis, IN	790	$9,684	11.7%	12.6%
First Industrial Realty Trust, Inc.	Chicago, IL	169	$3,371	26.7%	18.7%
Liberty Property Trust	Malvern, PA	453	$8,350	7.8%	14.9%
PS Business Parks, Inc.	Glendale, CA	176	$3,855	14.2%	14.9%
STAG Industrial, Inc.	Boston, MA	44	$1,743	N/A	N/A
Median		173	$3,864	14.2%	14.9%
EastGroup Properties, Inc.		70	$2,691	15.9%	15.7%
Relative Percentile Rank		6th	12th	76th	80th

Source: SNL Financial; MSCI.com; REIT.com

Although we believe that Prologis is a competitor given that it is one of the few other REITs solely focused on industrial properties, we have intentionally excluded it from this peer group because it is significantly larger than us and all other industrial REITs and has business in other countries.

The SGP peer group consists of 12 public REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized TSR and/or (iii) are headquartered in the Sunbelt region of the United States. The following table provides the names and key information for each company in the SGP peer group as of December 31, 2013 (multi-year TSR performance is annualized):

Name	Headquarters	Number of Employees	Total Capitalization (in millions)	3-Year TSR	5-Year TSR
Acadia Realty Trust	White Plains, NY	120	$2,839	14.6%	16.2%
American Assets Trust, Inc.	San Diego, CA	400	$2,882	N/A	N/A
Associated Estates Realty Corporation	Richmond Heights, OH	400	$1,736	6.3%	18.6%
Cousins Properties Incorporated	Atlanta, GA	237	$2,680	9.7%	-3.2%
DCT Industrial Trust Inc.	Denver, CO	136	$3,873	15.5%	12.9%
First Potomac Realty Trust	Bethesda, MD	189	$1,542	-6.7%	11.3%
Hudson Pacific Properties, Inc.	Los Angeles, CA	130	$2,436	16.6%	N/A
Medical Properties Trust, Inc.	Birmingham, AL	38	$3,396	11.8%	24.0%
PS Business Parks, Inc.	Glendale, CA	176	$3,855	14.2%	14.9%
Sovran Self Storage, Inc.	Williamsville, NY	1,268	$2,759	25.6%	18.3%
Tanger Factory Outlet Centers, Inc.	Greensboro, NC	444	$4,526	10.7%	14.8%
Washington Real Estate Investment Trust	Rockville, MD	266	$2,700	-4.0%	2.0%
Median		213	$2,799	11.8%	14.9%
EastGroup Properties, Inc.		70	$2,691	15.9%	15.7%
Relative Percentile Rank		4th	32nd	83rd	63rd

Source: SNL Financial; MSCI.com; REIT.com

The SGP based peer group was unchanged from 2013 with the exception of the removal of National Retail Properties, Inc. due to its larger size and the addition of American Assets Trust, Inc.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the Company’s actual 2013 compensation for executive officers (including the discretionary restricted stock awards made in 2014 with respect to 2013 performance) with the actual 2013 total compensation of each of the peer groups. The study showed that the total compensation, on an aggregate basis for all executive officers, was in line with the market median for the asset-based peer group and 119% of median for the SGP peer group.

The Committee then used the peer group data, survey information and other relevant factors to establish the 2014 compensation program for our executive officers. While the Compensation Committee evaluates and discusses compensation data provided by FPL to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels, particularly on an individual basis). As described below, the peer group data is only a reference point taken into account by the Compensation Committee in determining compensation decisions.

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based and SGP peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The Compensation Committee bases its targeted overall compensation to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer groups, and the executive’s contribution to the success of the Company’s financial performance. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been Chief Executive Officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.    Based upon this analysis, the Compensation Committee established the targeted annual cash incentive, annual equity incentive and long-term equity incentive for the Chief Executive Officer each equal to 110% of his base salary resulting in a targeted overall compensation of $2,601,500 for 2014. When compared to the peer group information, which was based on 2013 actual compensation, this amount was below the 25th percentile of the overall compensation for the asset-based peer group and in line with the median of the overall compensation for the SGP peer group.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our Chief Financial Officer and senior vice presidents. Based upon this analysis, the Committee set the targeted annual cash incentive, annual equity incentive and long-term equity incentive for the Chief Financial Officer each equal to 90% of his base salary resulting in a targeted overall compensation of $1,332,000 for 2014, which was in line with the 50th percentile of the 2013 overall compensation for the asset-based peer group and between the 25th and 50th percentiles of the overall compensation for the SGP peer group. With regard to the other Named Officers, the targeted annual cash incentive, annual equity incentive and long-term equity incentive were each set at 60% of base salary resulting in a targeted overall compensation ranging from $952,000 to $980,000 for 2014, which were in line with the 25th percentile of the 2013 overall compensation for the asset-based peer group, and in line with the median of the overall compensation for the SGP peer group.

In addition to establishing targeted overall compensation, the Compensation Committee also imposed a maximum on each component of incentive compensation that may be earned by each executive officer equal to 150% of the target award.

Allocation among Components.    Under the Company’s targeted compensation structure, the approximate mix of base salary, annual cash incentive and equity compensation varies depending upon management level:

	Base Salary	Annual Cash Incentive Target	Equity Target
Chief Executive Officer	23%	26%	51%
Chief Financial Officer	27%	24%	49%
Senior Vice Presidents	36%	21%	43%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2014, FPL performed a study of the compensation practices of the Company and the peer group comparable companies in terms of how each component of compensation is weighted across the percentage of total pay comprised of base salary, annual cash incentive, and long-term equity value. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 20% to 35% of overall compensa-

tion, bonus opportunities of approximately 19% to 35% of overall compensation and equity compensation of approximately 31% to 50% of overall compensation. The Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s target compensation included a significant portion allocated to equity awards.

Base Salaries.    The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas. Based on this review and the state of the economy, base salaries for 2014 were increased 3.0% from 2013 levels.

Annual Cash and Equity Incentive Compensation.    The 2014 annual incentive awards, which were paid one-half in cash and one-half in equity, were based on the Compensation Committee’s analysis of the Company’s funds from operations (FFO) per share, same property change, total shareholder return and certain Company-wide strategic objectives as discussed below.

Criteria	Internal Guideline or Budget	2014 Actual Results	Company Objective Target Achieved?
FFO Per Share (1)	$3.42 target; $3.47 high	$3.47	Yes, at maximum level (high)
Increase in Same Property Net Operating Income	1.2% target; 1.8% high	2.3%	Yes, at maximum level (high)
Total Shareholder Return	10% target; 13% high	13.2%	Yes, at maximum level (high)
G&A Costs	$12.4 million	$12.7 million	2.4% over budget
Average Occupancy	95.0%	95.4%	Yes
Debt to Total Market Capitalization	Less than 35%	31.4%	Yes
Bank Debt	Less than $150 million	$99 million at December 31, 2014	Yes
Fixed Charge Coverage	Greater than 3.0 to 1.0	4.1 to 1.0	Yes
Bank Covenants	In compliance	In compliance each quarter	Yes

(1)	FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts. NAREIT defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions.

In performing this analysis, the Compensation Committee considered the Company’s financial and other performance, both on an absolute and relative basis, as well as general economic conditions in the Company’s markets and factors such as property acquisitions, dispositions, equity issuances, and debt financings during the year. The Compensation Committee used the asset-based peer group for purposes of reviewing relative financial and other performance as discussed below. This peer group was used as these companies focus on industrial properties, which causes their performance to be most closely correlated with ours.

Criteria	Peer Group Range	Peer Group Average	2014 Actual Company Results
Change in FFO Per Share, excluding impairment charges and acquisition costs	(8.7)% to 13.5%	1.7%	7.4%
Same Property Change (Industrial Assets):
GAAP basis	(1.0)% to 4.1%	1.5%	2.3%
Cash basis	(2.3)% to 4.4%	1.9%	3.4%
Year-End Occupancy	92.3% to 97.1%	94.7%	96.3%

Based on the Compensation Committee’s analysis of all of the foregoing criteria the Compensation Committee determined that actual Company results exceeded target performance and awarded annual cash incentive compensation and annual equity incentive compensation to each Named Officer equal to target plus 86% of the difference between target and high (143% of the target award) as set forth below.

Name	Annual Cash Incentive	Annual Equity Incentive
David H. Hoster II	$951,665	16,428 shares
N. Keith McKey	$463,320	7,998 shares
John F. Coleman	$300,300	5,184 shares
William D. Petsas	$291,720	5,036 shares
Brent W. Wood	$300,300	5,184 shares

These performance-based shares vested 20% on the date of grant and generally will vest 20% on each of January 1, 2016, 2017, 2018 and 2019, however shares issued to the Messrs. Hoster and McKey will become fully vested no later than January 1, 2016 and April 6, 2016, respectively. Dividends on the annual equity incentive awards accumulate beginning January 1, 2014 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the 2014 performance period, the Compensation Committee did not establish and approve the awards until March 2015. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2015 compensation in accordance with the rules of the SEC.

Long-Term Equity Incentive Compensation.    Restricted stock awards are provided based on performance and the recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest.

Similar to prior years, the Compensation Committee reviewed the Company’s relative and absolute performance during 2014 as well as a comparison of the Company’s total return to the NAREIT Industrial Index, NAREIT Equity Index and the Russell 2000 Index over the five-year period ended December 31, 2014 when determining long-term equity incentive compensation for the executive officers. The Company’s total shareholder return for 2014 was 13.2% compared to an internal target goal of 10.0%. The annualized total return for the Company and the comparative indexes for the five-year period ended December 31, 2014 were:

Company/Index	Annualized Total Shareholder Return
EastGroup Properties, Inc.	15.5%
NAREIT Industrial Index	14.0%
NAREIT Equity Index	16.9%
Russell 2000 Index	15.2%

Based on the foregoing, the Compensation Committee determined that actual Company results exceeded target performance and awarded long-term equity incentive compensation to each Named Officer equal to target plus 22.5% of the difference between target and high (111% of the target award) as set forth below.

Name	Long-Term Equity Incentive
David H. Hoster II	12,780 shares
N. Keith McKey	6,222 shares
John F. Coleman	4,033 shares
William D. Petsas	3,918 shares
Brent W. Wood	4,033 shares

These shares vested 25% on the date of grant and will vest 25% on each of January 1, 2016, 2017 and 2018, however shares issued to the Messrs. Hoster and McKey will become fully vested no later than January 1, 2016 and April 6, 2016, respectively. Dividends on the awards accumulate beginning January 1, 2014 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the five-year performance period ended December 31, 2014, the Compensation Committee did not establish and approve the awards until March 2015. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2015 compensation in accordance with the rules of the SEC.

2014 Compensation Based on Performance Year.    The compensation paid to our Named Executive Officers is reported in the 2014 Summary Compensation Table as required by SEC rules. We are also providing the supplemental compensation information below to provide our shareholders with a more complete picture of the compensation to our Named Executive Officers for 2014 performance. The table below shows the base salaries for 2014, and the annual cash incentive awards, annual equity incentive awards and long-term equity incentive awards granted in 2015 for services performed in 2014. In contrast to the Summary Compensation Table, which discloses the grant date fair value of equity awards in the year the awards are granted, the table below discloses the equity awards relating to the year of performance. The equity incentive awards are valued using the value at grant date (i.e., March 5, 2015).

Name	Salary	Annual Cash Incentive	Annual Equity Incentive	Long-Term Equity Incentive	Total	2014 Target Compensation
David H. Hoster II	$605,000	$951,665	$1,004,244	$781,241	$3,342,150	$2,601,500
N. Keith McKey	$360,000	$463,320	$488,917	$380,351	$1,692,588	$1,332,000
John F. Coleman	$350,000	$300,300	$316,898	$246,537	$1,213,735	$980,000
William D. Petsas	$340,000	$291,720	$307,851	$239,507	$1,179,078	$952,000
Brent W. Wood	$350,000	$300,300	$316,898	$246,537	$1,213,735	$980,000

Retention Grants.    On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman, Petsas and Wood. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016

2,600 shares on January 10, 2017

4,000 shares on January 10, 2018

5,400 shares on January 10, 2019

6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards will give the executive officers incentive to remain with the Company over the long term.

Retirement Plans.    We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.    The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and a portion of long-term care insurance. Executive officers also participate in the Company’s medical insurance plans on the same terms as other officers. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.    In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.    Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Compensation Committee Process.    Compensation of the Chief Executive Officer is determined solely by the Compensation Committee of the Board of Directors, with the Chief Executive Officer playing a supporting role in the compensation-setting process for our other executive officers. The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine cash and equity incentive awards, if any, based on goals established for the prior calendar year and to establish base salary, performance goals and target compensation for the current calendar year. The Chief Executive Officer is responsible for evaluating the performance of the other executive officers. The Compensation Committee, following discussions with the Chief Executive Officer and, where it deems appropriate, FPL or other advisors, establishes target and actual compensation levels based on corporate financial performance goals for the other executive officers.

Clawback.    We have adopted a policy that allows the clawback of variable compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company. The Compensation Committee reserves the right to review the incentive compensation received by the senior officers with respect to the period to which the restatement relates, recalculate the Company’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the senior officer or officers whose intentional misconduct was the cause of the restatement.

Hedging Policy.    Our Board of Directors has adopted a policy that prohibits Company directors, officers and certain designated employees from engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract or similar instrument with respect to Company securities.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair

H.C. Bailey, Jr.

Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2014, 2013 and 2012, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2014.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Stock Awards (1)(2)	All Other Compensation (3)	Total
David H. Hoster II	2014	$605,000	$951,665	$1,658,793	$20,316	$3,235,774
Chief Executive Officer	2013	590,000	808,399	1,917,079	17,894	3,333,372
	2012	569,000	611,675	1,671,549	17,766	2,869,990
N. Keith McKey	2014	$360,000	$463,320	$829,335	$20,610	$1,673,265
Executive Vice President,	2013	350,000	397,753	979,606	18,188	1,745,547
Chief Financial Officer and Secretary	2012	343,000	304,763	842,672	18,085	1,508,520
John F. Coleman	2014	$350,000	$300,300	$528,023	$20,610	$1,198,933
Senior Vice President	2013	340,000	257,431	618,256	18,188	1,233,875
	2012	332,500	196,725	534,883	18,085	1,082,193
William D. Petsas	2014	$340,000	$291,720	$513,463	$20,610	$1,165,793
Senior Vice President	2013	330,000	250,077	595,249	18,188	1,193,514
	2012	320,000	189,738	515,853	18,085	1,043,676
Brent W. Wood	2014	$350,000	$300,300	$528,023	$17,860	$1,196,183
Senior Vice President	2013	340,000	266,431	610,072	15,438	1,231,941
	2012	327,000	193,500	515,853	15,335	1,051,688

(1)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2012, 2013 and 2014 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

(2)	For 2014, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee with respect to 2014 performance since the awards were discretionary and were granted in March 2015. Under the SEC disclosure rules, these awards will be reflected as 2015 compensation. See the previous discussion in the Compensation Discussion and Analysis under the heading “Equity Compensation”.

(3)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
David H. Hoster II	05/28/2014 (1)	$332,750	$665,500	$998,250
	03/06/2014 (2)				26,772	$1,658,793
N. Keith McKey	05/28/2014 (1)	$162,000	$324,000	$486,000
	03/06/2014 (2)				13,385	$829,335
John F. Coleman	05/28/2014 (1)	$105,000	$210,000	$315,000
	03/06/2014 (2)				8,522	$528,023
William D. Petsas	05/28/2014 (1)	$102,000	$204,000	$306,000
	03/06/2014 (2)				8,287	$513,463
Brent W. Wood	05/28/2014 (1)	$105,000	$210,000	$315,000
	03/06/2014 (2)				8,522	$528,023

(1)	Represents the possible payouts under the Company’s 2014 non-equity incentive plan discussed in further detail above under the heading “Compensation Discussion and Analysis — Annual Cash and Equity Incentive Compensation.” The actual amount earned by each Named Officer in 2014 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents actual restricted stock awarded on March 6, 2014 in connection with the Compensation Committee’s discretionary review of the 2013 annual long-term incentive compensation and supplemental annual long-term incentive compensation as discussed under the headings “Compensation Discussion and Analysis — Annual Cash and Equity Incentive Compensation” and “— Long-Term Equity Incentive Compensation” of the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.

(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Stock Awards (1)
	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested (2) ($)
David H. Hoster II	66,047	(3)	$4,182,096
N. Keith McKey	33,735	(4)	$2,136,100
John F. Coleman	41,890	(5)	$2,652,475
William D. Petsas	41,341	(6)	$2,617,712
Brent W. Wood	41,342	(7)	$2,617,775

(1)	This table does not include restricted stock awards made in March 2015 reflecting performance in 2014 because they were not outstanding at the end of 2014. Such grants are described above under “Compensation Discussion and Analysis.”

(2)	The market value of such holdings is based on the closing price of the Company’s Common Stock ($63.32) on December 31, 2014.

(3)	Mr. Hoster’s restricted stock holdings as of December 31, 2014 vest as follows provided that he remains employed by the Company on such dates: 29,444 shares on January 1, 2015 and 36,603 shares on January 1, 2016. Pursuant to a special vesting provision approved by the Compensation Committee, Mr. Hoster’s restricted stock awards will vest on or prior to January 1, 2016.

(4)	Mr. McKey’s restricted stock holdings as of December 31, 2014 vest as follows provided that he remains employed by the Company on such dates: 15,102 shares on January 1, 2015; 11,275 shares on January 1, 2016 and 7,358 shares on April 6, 2016. Pursuant to a special vesting provision approved by the Compensation Committee, Mr. McKey’s restricted stock awards will vest on or prior to April 6, 2016.

(5)	Mr. Coleman’s restricted stock holdings as of December 31, 2014 vest as follows provided that he remains employed by the Company on such dates: 9,754 shares on January 1, 2015; 7,339 shares on January 1, 2016; 1,400 shares on January 10, 2016; 3,840 shares on January 1, 2017; 2,600 shares on January 10, 2017; 957 shares of January 1, 2018; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(6)	Mr. Petsas’ restricted stock holdings as of December 31, 2014 vest as follows provided that he remains employed by the Company on such dates: 9,505 shares on January 1, 2015; 7,140 shares on January 1, 2016; 1,400 shares on January 10, 2016; 3,766 shares on January 1, 2017; 2,600 shares on January 10, 2017; 930 shares on January 1, 2018; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(7)	Mr. Wood’s restricted stock holdings as of December 31, 2014 vest as follows provided that he remains employed by the Company on such dates: 9,485 shares on January 1, 2015; 7,121 shares on January 1, 2016; 1,400 shares on January 10, 2016; 3,779 shares on January 1, 2017; 2,600 shares on January 10, 2017; 957 shares on January 1, 2018; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

Option Exercises and Stock Vested in 2014

The following table provides information regarding restricted stock awards that vested during 2014 for each of the Named Officers. No options were exercised by the Named Officers in 2014.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Hoster II	32,228	$1,890,914
N. Keith McKey	16,432	$963,899
John F. Coleman	10,642	$624,116
William D. Petsas	10,392	$609,424
Brent W. Wood	10,374	$608,591

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2014.

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares (including accrued dividends)	Total
David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$2,604,816	—	$4,661,907	$7,266,723
Voluntary Resignation with Good Reason following a Change in Control	$3,907,224	$50,000	$4,661,907	$8,619,131
Involuntary Termination without Breach of Duty following a Change in Control	$3,907,224	$50,000	$4,661,907	$8,619,131
Death	$1,302,408	—	$4,661,907	$5,964,315
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,411,054	—	$2,383,868	$3,794,922
Voluntary Resignation with Good Reason following a Change in Control	$2,116,581	$50,000	$2,383,868	$4,550,449
Involuntary Termination without Breach of Duty following a Change in Control	$2,116,581	$50,000	$2,383,868	$4,550,449
Death	$705,527	—	$2,383,868	$3,089,395
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$854,928	—	$3,027,503	$3,882,431
Voluntary Resignation with Good Reason following a Change in Control	$854,928	$37,500	$3,027,503	$3,919,931
Involuntary Termination without Breach of Duty following a Change in Control	$854,928	$37,500	$3,027,503	$3,919,931
Death	$569,952	—	$2,288,103	$2,858,055
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$827,534	—	$2,989,108	$3,816,642
Voluntary Resignation with Good Reason following a Change in Control	$827,534	$37,500	$2,989,108	$3,854,142
Involuntary Termination without Breach of Duty following a Change in Control	$827,534	$37,500	$2,989,108	$3,854,142
Death	$551,689	—	$2,249,708	$2,801,397

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares (including accrued dividends)	Total
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$851,090	—	$2,987,154	$3,838,244
Voluntary Resignation with Good Reason following a Change in Control	$851,090	$37,500	$2,987,154	$3,875,744
Involuntary Termination without Breach of Duty following a Change in Control	$851,090	$37,500	$2,987,154	$3,875,744
Death	$567,393	—	$2,247,754	$2,815,147

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.    A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s shareholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the

Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.    Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

	Involuntary Termination Without Cause	Involuntary Termination Without Breach of Duty or Voluntary Resignation With Good Reason, Each Following a Change in Control
Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice Presidents	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.    Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.    The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan generally provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability, provided, however, the agreements for the restricted stock awarded as a retention bonus to certain executive officers in 2010 provide that the number of shares to vest will be prorated upon such officer’s death or permanent disability. In addition, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company’s 2013 Equity Incentive Plan provides that upon the occurrence of a change in control if the awards are not continued, assumed or replaced by the successor corporation, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the executive’s interest in any restricted shares subject to performance criteria shall be deemed to have been achieved at the target performance level and shall become vested.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

Excise Tax Gross-Up.    Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2014.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Related-Party Transactions Policies and Procedures.

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 6, 2015, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.
Vanguard REIT Index Fund	4,388,069	(2)	13.6%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc.	3,623,191	(3)	11.2%
55 East 52nd Street New York, New York 10022
T. Rowe Price Associates, Inc.	2,839,530	(4)	8.8%
100 East Pratt Street Baltimore, Maryland 21202
Invesco Ltd.	2,282,667	(5)	7.1%
1555 Peachtree Street NE Atlanta, Georgia 30309
JPMorgan Chase & Co	1,664,756	(6)	5.2%
270 Park Avenue New York, New York 10017

(1)	Based on the number of shares of Common Stock outstanding as of April 6, 2015 which was 32,280,007 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) and an amended Statement on Schedule 13G filed with the SEC by Vanguard REIT Index Fund (“REIT Fund”), a client of Vanguard. As reported, Vanguard has sole voting power with respect to 85,407 shares of Common Stock, shared voting power with respect to 25,900 shares of Common Stock, sole dispositive power with respect to 4,319,040 shares of Common Stock, which includes shares owned by REIT Fund, and shared dispositive power with respect to 69,029 shares of Common Stock. As reported, REIT Fund has sole voting power with respect to 2,347,572 shares of Common Stock.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole dispositive power with respect to 3,623,191 shares of Common Stock and sole voting power with respect to 3,546,360 shares of Common Stock.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) that indicated that Price Associates has sole dispositive power with respect to 2,839,530 shares of Common Stock and sole voting power with respect to 271,885 shares of Common Stock. These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that Invesco Ltd. has sole voting power with respect to 1,173,039 shares of Common Stock and sole dispositive power with respect to 2,282,667 shares of Common Stock.

(6)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that JPMorgan Chase & Co. has sole voting power with respect to 1,525,039 shares of Common Stock and sole dispositive power with respect to 1,664,756 shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 6, 2015:

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Unvested Restricted Stock	Total Beneficial Ownership	Percent of Common Stock (1)
D. Pike Aloian	23,030	(2)	—	23,030	*
H.C. Bailey, Jr.	7,000		—	7,000	*
H. Eric Bolton, Jr.	2,768		312	3,080	*
Hayden C. Eaves III	10,250	(3)	—	10,250	*
Fredric H. Gould	8,580		—	8,580	*
Mary E. McCormick	11,854		—	11,854	*
David M. Osnos	47,430		—	47,430	*
Leland R. Speed	211,206	(4)	—	211,206	*
David H. Hoster II	231,225	(5)	59,330	290,555	*
Marshall A. Loeb	9,278		—	9,278	*
N. Keith McKey	130,960		29,698	160,658	*
John F. Coleman	84,637		39,307	123,944	*
Bruce Corkern	43,273		13,479	56,752	*
William D. Petsas	88,732	(6)	38,802	127,534	*
Brent W. Wood	68,620		39,028	107,648	*
All directors, nominees and executive officers as a group	978,843		219,956	1,198,799	3.7%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 6, 2015 which was 32,280,007 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 6,750 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(4)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes 50,000 shares of Common Stock owned by a family trust for the benefit of Mr. Hoster’s children. Mr. Hoster’s spouse is trustee of the family trust. Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 63,335 shares of Common Stock as security for a line of credit. As of April 6, 2015, there was no balance outstanding on the line of credit.

(6)	Includes 88,732 shares of Common Stock owned by Mr. Petsas and his spouse as co-trustees for the Petsas Revocable Trust.

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with shareholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of five times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent shareholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2014 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of four directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on August 29, 2013. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that each of D. Pike Aloian, H. Eric Bolton, Jr. and Mary E. McCormick is an “Audit Committee financial expert” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met five times during 2014, including two executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and other matters required by the charter of this committee. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with KPMG their independence from the company and its management.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Submitted by the Audit Committee:

David M. Osnos, Chair

D. Pike Aloian

H. Eric Bolton, Jr.

Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2014 and 2013.

	2014	2013
Audit Fees (1)	$575,500	$567,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$575,500	$567,600

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2014 and 2013, this includes $94,000 and $110,700, respectively, for comfort letter procedures, auditor consents and work on registration statements in connection with the issuance of Common Stock. In addition, for 2014 and 2013, this includes $1,500 and $2,900, respectively, for consultations and research regarding the Company’s interest rate swap arrangements and $12,000 in 2014 for incremental work associated with our adoption of the COSO 2013 framework.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

EASTGROUP PROPERTIES, INC. 190 E. CAPITOL STREET SUITE 400 JACKSON, MS 39201

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90033-P64819	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTGROUP PROPERTIES, INC.
The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:
1.	Election of Directors

Nominees:		For	Against	Abstain
1a.	D. Pike Aloian	☐	☐	☐
1b.	H.C. Bailey, Jr.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
1c.	H. Eric Bolton, Jr.	☐	☐	☐	2. Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐
1d.	Hayden C. Eaves III	☐	☐	☐
1e.	Fredric H. Gould	☐	☐	☐
1f.	David H. Hoster II	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐
1g.	Mary E. McCormick	☐	☐	☐	NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
1h.	David M. Osnos	☐	☐	☐
1i.	Leland R. Speed	☐	☐	☐
For address changes/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M90034-P64819

EASTGROUP PROPERTIES, INC. Annual Meeting of Stockholders May 28, 2015 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Thursday, May 28, 2015, at 9:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2 and 3. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side